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                                                                      Exhibit 12






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                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                                                                   For the
                                                                                                                Three Months
                                                                                                                    Ended
                                                          For the Year Ended December 31,                         March 31,
                                           ----------------------------------------------------------------      ------------

                                             1989          1990          1991           1992           1993            1994
                                             ----          ----          ----           ----           ----            ----
Fixed charges:
  Interest expense:
    Subordinated indebtedness              $  259       $   203       $   170         $  150         $  144          $   35
    Bank loans and other
      borrowings*                           5,625         4,531         4,755          5,035          5,224           1,418
    Interest component of rentals
      of office and equipment                  68            62            70             74             76              11
  Other adjustments**                          25             8             2              2              7
                                           ------       -------       -------         ------         ------          ------
    TOTAL (A)                              $5,977       $ 4,804       $ 4,997         $5,261         $5,451          $1,464
                                           ======       =======       =======         ======         ======          ======

Earnings:
  Pre-tax income (loss) from
    continuing operations                  $  107       $  (749)      $   150         $ (247)        $   27          $   88
  Fixed charges                             5,977         4,804         4,997          5,261          5,451           1,464
  Other adjustments***                        (39)          (17)            7                            (6)
                                           ------       -------       -------         ------         ------          ------
    TOTAL (B)                              $6,045       $ 4,038       $ 5,154         $5,014         $5,472          $1,552
                                           ======       =======       =======         ======         ======          ======
(B / A)                                      1.01          ****          1.03           ****           1.00            1.06
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*    Includes amortization of long-term debt discount.

** Other adjustments include capitalized interest and debt issuance costs and amortization of capitalized interest.

*** Other adjustments include adding the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company and subtracting capitalized interest and debt issuance costs and undistributed net income of affiliates accounted for at equity.

**** Earnings were inadequate to cover fixed charges and would have had to increase approximately $766 million in 1990 and $247 million in 1992 in order to cover the deficiency.